Exhibit 4.80

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement ("Agreement"), dated as of 15th day of May 2017, is made by and between OIL TANKERS INVESTMENTS INC. of Marshall Islands (the "Buyer"), whose performance is hereby guaranteed by Dryships Inc. (the "Buyer's Guarantor") and CECILIA SHIPHOLDINGS LIMITED, a corporation organized under the laws of the Republic of the Marshall Islands (the "Seller") whose performance is hereby guaranteed by TMS Tankers Ltd. (the "Seller's Guarantor").

RECITALS

WHEREAS, the Seller directly owns shares, constituting all of the issued and outstanding capital stock of Cecilia Owning Company Limited, a corporation organized under the laws of the Republic of Marshall Islands (the "Owner");

WHEREAS, the Owner has entered into a Memorandum of Agreement dated 27th April 2017 with China Shipbuilding Trading Company Limited ("CSTC") and Shanghai Waigaoqiao Shipbuilding Company Limited ("SWC") as sellers (the "MOA") for the acquisition of one crude oil tanker bearing Hull Number 1393 (the "Vessel").

WHEREAS, by a deed of agreement dated 10th May 2017 and entered into by and among the Buyer's Guarantor, the Seller and the Seller's Guarantor (the "Sales Agreement"), it was agreed, inter alia, that the Buyer's Guarantor, will purchase the shares of the Owner for a price of United States Dollars Sixty Four Million (US$ 64,000,000.00) (the "Purchase Price") and charter back the Vessel to the Seller as per the terms referred at the Sales Agreement. As security for the performance of such transaction, the Seller shall hand over the share certificates of the Owner to the Buyer's Guarantor and the Buyer's Guarantor will pay out of the Purchase Price an amount of United States Dollars Forty Four Million (US$ 44,000,000.00) to a Seller's nominated bank account/beneficiary.

WHEREAS, the Buyer's Guarantor hereby designates the Buyer to become the buyer of all the issued and outstanding capital stock of the Owner and the Buyer and the Seller accept such designation.

WHEREAS, the Seller wishes to sell and Buyer wishes to buy, all of the issued outstanding capital stock of the Owner (the "Shares"), on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements stated herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in (a) the preamble, (b) the recitals, (c) this Article I or (d) elsewhere in this Agreement, as the case may be:

Banking Day means a day other than Saturday, Sunday or other day on which commercial banks located in London, Piraeus and New York City are authorized or required by applicable law to close.

Claim means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.

Laws means all statutes, treaties, codes, ordinances, decrees, rules, regulations, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, certificates, codes, licenses, permits, approvals, guidelines, voluntary restraints, inspection reports, or any provisions of such laws, including general principles of common law and equity and the requirements of all Governmental Bodies, binding or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them.

Lien means (whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise): (i) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof; or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors, and which under applicable law has the foregoing effect, including any adverse Claim.

Orders means judgments, writs, decrees, compliance agreements, injunctions, rules, awards, settlement agreements or orders of any governmental body or arbitrator.

Person means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

Proceeding means an action, suit, litigation, claim, investigation, legal, administrative or arbitration proceeding.

ARTICLE II

PURCHASE OF SHARES; CLOSING

Section 2.1          Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, the Seller agrees to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer agrees to acquire and buy from the Seller, the Shares.

Section 2.2          Closing. Against receipt of the Purchase Price for the Shares or upon such other date as may be agreed in writing by the parties hereto (the "Closing Date"), the transfer of the Shares shall take place and the Seller shall deliver to the Buyer original share certificates representing all the Shares of the Seller to the order of the Buyer.

Section 2.3          Purchase Price. The Purchase Price for the Shares that shall be paid by the Buyer to the Seller shall consist of an amount of United States Dollars Sixty Four Million (US$ 64,000,000.00), out of which an amount of United States Dollars Forty Four Million (US$ 44,000,000.00) of the Purchase Price has been paid to a Seller's nominated bank account/beneficiary pursuant to the Sales Agreement and the balance thereof will be paid by the Buyer to the Seller on the date of this Agreement. Any adjustment of the Purchase Price shall be mutually agreed by the Seller and the Buyer and the Purchase Price will be adjusted accordingly.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to the Buyer on the date hereof and as of the Closing Date as follows:

Section 3.1          Organization of the Seller. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 3.2          Organization of the Owner. (a) The Owner is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. (b) The Seller has heretofore delivered to the Buyer complete and correct copies of the constitutional documents of the Owner as currently in effect and the other corporate records. The corporate records are accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and in compliance with the constitutional documents.

Section 3.3          Authority of the Seller. (a) The Seller has full legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action taken on the part of the Seller and no other corporate proceedings on the part of the Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) that this Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

Section 3.4          Capitalization. (a)Schedule 1 sets forth the amount of authorized capital stock and the amount of the issued and outstanding shares of capital stock of the Owner. The Shares constitute all of the issued and outstanding common shares of the Owner; all such common shares are duly authorized, validly issued, fully paid and non-assessable and are owned legally and beneficially by the Seller, as set forth on Schedule 1. Other than this Agreement, there is no subscription, option, warrant, preemptive right, call right or other right, agreement or commitment of any nature relating to the voting, issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by the

Seller of the Shares, and there is no obligation on the part of the Seller to grant, extend or enter into any of the foregoing.

Section 3.5 Ownership of Purchased Shares. The Seller owns the Shares free and clear of all Liens or other limitations affecting the Seller's ability to vote such shares or to transfer such shares to the Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 4.1          Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2          Authority. (a) Buyer has the full legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action taken on the part of the Buyer and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) this Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

ARTICLE V
 COVENANTS

Section 5.1          Conduct of Business Pending Closing. Buyer and Seller agree that between the date of the execution of this Agreement and the Closing Date, (i) the Seller shall conduct the business and maintain and preserve the assets of the Seller in the ordinary course of business; and (ii) the Buyer and the Seller shall use their reasonable efforts to cause all of the representations and warranties in Article III hereof to continue to be true and correct.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1          Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated herein are subject to satisfaction of the following conditions:

(a)          Consents. All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

(b)          Compliance. The Seller shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article III hereof shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct in all respects) on the date hereof and as of the Closing Date.

Section 6.2          Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated herein are subject to satisfaction of the following conditions:

(a)          Purchase Price. Subject to the fulfillment of the conditions of Section 6.1, the Buyer shall advance to the Seller the Purchase Price under Section 2.3.

(b)          Corporate records. The Seller shall have delivered to the Buyer all resolutions passed by the Board of Directors since the incorporation.

(c)          Compliance. Buyer shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article IV hereof shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct in all respects) on the date hereof and as of the Closing Date.

(d)          Consents. All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

ARTICLE VII

TERMINATION

Section 7.1          Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)          By the mutual written agreement of the Buyer and the Seller;

(b)          By the Buyer if any of the conditions set forth in Section 6.1 hereof shall have become incapable of fulfillment and shall not have been waived by Buyer;

(c)          By the Seller if any of the conditions set forth in Section 6.2 hereof shall have become incapable of fulfillment and shall not have been waived by the Seller;

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1          Entire Agreement This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

Section 8.2          Execution of Further Documents. Each party agrees to execute all documents necessary to carry out the purpose of this Agreement and to cooperate with each other for the expeditious fulfilment of the terms of this Agreement.

Section 8.3          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the fifth day after mailing, by mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice), (c) at the time receipt is acknowledged when delivered by private mail or courier service or (d) received by facsimile at the phone number listed below:

(a)          If to Buyer to:

c/o Dryships Inc.
Athens licensed shipping office
109 Kifissias Avenue and Sina street
GR 151 24, Marousi,Athens, Greece

(b)          If to Seller to:

c/o TMS Tankers Ltd.
Athens licensed shipping office
80 Kifisias Avenue
GR 151 25, Marousi, Athens, Greece

Section 8.4 Choice of Law; Resolution of Disputes. This Agreement shall be governed by and construed under the laws of England and Wales. All disputes, differences, controversies or claims arising out of or in connection with this Agreement shall be referred to arbitration in London, England in accordance with the rules of the London Maritime Arbitrators Association (LMAA).

Section 8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

For the Buyer

By:	/s/ Dimitrios Dreliozis
Name:	Dimitrios Dreliozis
Title:	Attorney-in-fact

For the Seller

By:	/s/ Georgios Kourelis
Name:	Georgios Kourelis
Title:	Attorney-in-fact

For the Seller's guarantor

By:	/s/ Georgios Kourelis
Name:	Georgios Kourelis
Title:	Attorney-in-fact

For the Buyer's guarantor

By:	/s/ Dimitrios Dreliozis
Name:	Dimitrios Dreliozis
Title:	Vice President-Finance

Schedule 1

CAPITALIZATION

CECILIA OWNING COMPANY LIMITED

Total authorized share capital:

500 registered shares with par value $20.00 per share

Total issued and outstanding share capital:

500 common shares, par value $20.00 per share, registered in the name of CECILIA SHIPHOLDINGS LIMITED